UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26745 Malibu Hills Road
 Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Material Compensatory Plan

On December 13, 2012, On Assignment, Inc. (the “Company”) entered into an Amended and Restated Senior Executive Agreement with Peter T. Dameris, its Chief Executive Officer (the “Dameris Agreement”), effective December 31, 2012 and continuing through December 31, 2015, unless earlier terminated, subject to automatic one-year renewals thereafter. Under the Dameris Agreement, Mr. Dameris will be paid an annual base salary of not less than $800,000 (subject to annual increases at the discretion of the compensation committee) and will be eligible to earn an annual bonus targeted at no less than 90% his annual base salary, with a maximum bonus opportunity of 180% of his annual base salary. Mr. Dameris will also receive health, welfare and fringe benefits commensurate with his position, including an automobile allowance of $450/month.

Under the Dameris Agreement, in addition to any remaining long-term incentive awards to which Mr. Dameris would have been entitled under his prior employment agreement (which will generally remain subject to the terms and conditions set forth in the prior employment agreement), Mr. Dameris will be eligible to receive the following long-term incentive awards (collectively, the “LTI awards”).

•
Annual restricted stock unit awards (the “Tranche A awards”) (with respect to each of 2013, 2014, and 2015), each having a value of $800,000. The Tranche A awards generally will vest and become payable, subject to continued employment and the Company attaining positive EBITDA over the calendar year during which the award is granted, on January 4 of the year following the year of grant, however the first Tranche A award will be granted on December 31, 2012 and will vest on January 4, 2014 subject to continued employment and achievement of positive EBITDA in 2013.

•
Annual restricted stock unit awards (the “Tranche B awards”) (in each of 2013, 2014 and 2015), the value of each of which will be between $2,100,000 and $3,150,000, based on the achievement of applicable performance goals over the calendar year during which the award is granted. The Tranche B awards will vest and become payable in substantially equal installments, subject to continued employment, on January 4 of each of the three years following the year of grant.

Upon a termination of Mr. Dameris' employment “without cause” or for “good reason” (each, as defined in the Dameris Agreement), in addition to accrued benefits and eligibility for pro-rated vesting and payout of the LTI awards described above, Mr. Dameris will be entitled, subject to his execution of a general release of claims and compliance with certain confidentiality and non-solicitation requirements, to (i) up to eighteen months of salary continuation payments, (ii) a lump-sum cash payment equal to certain insurance premiums that would have been payable during the eighteen months following Mr. Dameris' termination had he remained employed, and (iii) up to eighteen months of Company-paid healthcare continuation benefits. If Mr. Dameris' employment terminates because of death or disability, Mr. Dameris or his estate shall be entitled to twelve months of salary continuation payments.

The above summary of the terms of the Dameris Agreement is qualified in its entirety by reference to the Dameris Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated in this Item 5.02 by reference.

(e)    Material Compensatory Plan

On December 13, 2012, the compensation committee of the Board of Directors of the Company approved a form of restricted stock award agreement, which is attached hereto as Exhibit 10.2, under the Company's 2010 Incentive Award Plan, for the issuance of restricted stock made to employees and consultants from time to time under the Plan.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

10.1	Amended and Restated Senior Executive Agreement between On Assignment, Inc. and Peter Dameris, dated December 13, 2012.
10.2    Form of Restricted Stock Award Agreement under the On Assignment, Inc. 2010 Incentive Award Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: December 18, 2012                    /s/ Edward L. Pierce
Edward L. Pierce
Executive Vice President and Chief Financial Officer